INVESTMENT ADVISORY AGREEMENT

BETWEEN

GOLUB CAPITAL BDC, INC.

AND

GC ADVISORS LLC

Agreement made this _____ day of ____________ 2010, by and between GOLUB CAPITAL BDC, INC., a Delaware corporation (the “Corporation”), and GC ADVISORS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a newly organized corporation that will operate as a closed-end, non-classified management investment company;

WHEREAS, the Corporation has filed a registration statement on Form N-2 (the “Registration Statement”) to register shares of its common stock for issuance in an initial public offering (the “Offering”);

WHEREAS, prior to the effectiveness of the Registration Statement, the Corporation filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, prior to and in anticipation of the Offering, the Corporation has acquired interests in senior secured loans and other debt obligations that will comprise a portion of the Corporation’s initial portfolio;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Registration Statement, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act and (iii) in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; and (v) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e) The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2. Corporation’s Responsibilities and Expenses Payable by the Corporation.  All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments and expenses related to unsuccessful portfolio acquisition efforts; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees payable under the administration agreement (the “Administration Agreement”) between the Corporation and GC Service Company, LLC (the “Administrator”), the Corporation’s administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; transfer agent, dividend agent and custodial fees and expenses; federal and state registration fees; all costs of registration and listing the Corporation’s securities on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; costs associated with individual or group stockholders; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; proxy voting expenses; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under the Administration Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs.

3. Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) The Base Management Fee shall be calculated at an annual rate of 1.375% of the Corporation’s average adjusted gross assets (excluding cash and cash equivalents and including assets purchased with borrowed funds).  For services rendered under this Agreement, the Base Management Fee will be payable quarterly in arrears. The Base Management Fee will be calculated based on the average value of the Corporation’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro-rated. For purposes of this Agreement, cash equivalents means U.S. government securities and commercial paper maturing within 270 days of issuance.

(b) The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto, as it may be amended from time to time; provided that, no incentive fee shall be paid at any time where, after such payment, the cumulative incentives fees paid to date would exceed 20% of the “cumulative pre-incentive net income,” as defined in Schedule A, since the Corporation’s election to be treated as a business development company.

4. Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6. Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Corporation in the best interest of the Corporation and in accordance with the Adviser’s proxy voting policies and procedures, as they may be amended from time to time.  The Corporation has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser about proxy voting activities undertaken on behalf of the Corporation.  The Adviser shall be responsible for reporting the Corporation’s proxy voting activities, as required, through periodic filings on Form N-PX.

7. Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

Subject to any restrictions prescribed by law and the provisions of the Code of Ethics of the Corporation and the Adviser and the Adviser's Allocation Policy, the Adviser and its members, officers, employees and agents shall be free, from time to time, to acquire, possess, manage, and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest, or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Corporation or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Corporation, so long as the Adviser allocates investment opportunities to the Corporation, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts.  The Adviser is not obligated to initiate the purchase or sale for the Corporation of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Corporation.  Moreover, it is understood that when the Adviser determines that it would be appropriate for the Corporation and one or more Managed Accounts to participate in the same investment opportunity, the Adviser will seek to execute orders for the Corporation and for such

Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time.  In such situations, the Adviser may (but is not required to) place orders for the Corporation and each Managed Account simultaneously or on an aggregated basis.  If all such orders are not filled at the same price, the Adviser may cause the Corporation and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Corporation and all relevant Managed Accounts on each applicable day.  If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

13. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

*           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GOLUB CAPITAL BDC, INC.

Name:

Title:

GC ADVISORS LLC

Name:

Title:

SCHEDULE A

Calculation and Payment of Incentive Fee

The Incentive Fee is calculated as provided below and payable quarterly in arrears (or, upon termination of the Investment Advisory Agreement, as of the termination date) (a “Performance Period”). The Adviser is not required to reimburse the Corporation for any part of an Incentive Fee it receives that was based on accrued interest that the Corporation never actually receives.

Limitation on Incentive Fee

Each quarterly Incentive Fee payable on the Income and Capital Gains Incentive Fee Calculation (as defined below) is subject to a cap (the “Incentive Fee Cap”).  The Incentive Fee Cap in any quarter is the difference between (a) 20.0% of Cumulative Pre-Incentive Fee Net Income (as defined below) and (b) cumulative incentive fees of any kind paid to the Adviser by the Corporation since the effective date of the Corporation’s election to become a business development company. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, no incentive fee would be payable in that quarter. “Cumulative Pre-Incentive Fee Net Income” is equal to the sum of (a) Pre-Incentive Fee Net Investment Income (as defined below) for each period since the effective date of the Corporation’s election to become a business development company and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation since the effective date of the Corporation’s election to become a business development company.  “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus operating expenses for the calendar quarter (including the base management fee, taxes, any expenses payable under the Investment Advisory Agreement and the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature such as market discount, debt instruments with payment in kind (“PIK”) interest, preferred stock with PIK dividends and zero coupon securities, accrued income that the Corporation has not yet received in cash.

Income and Capital Gains Incentive Fee Calculation

The income and capital gains incentive fee calculation (the “Income and Capital Gains Incentive Fee Calculation”) has two parts: (i) the income component; and (ii) the capital gains component.

Income Component

The income component is calculated quarterly in arrears based on the Corporation’s Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter.

Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.  Once calculated, Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Corporation’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 2.0% quarterly.  The Pre-Incentive Fee Net Investment Income used to calculate this part of the incentive fee is also included in the amount of the Corporation’s total assets (other than cash and cash equivalents but including assets purchased with borrowed funds) used to calculate the 1.375% base management fee.

The income component of the Income and Capital Gains Incentive Fee Calculation with respect to the Corporation’s Pre-Incentive Fee Net Investment Income is calculated quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•
100.0% of the Corporation’s Pre-Incentive Fee Net Income with respect to that portion of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter; and

•	20.0% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income, if any, that exceed 2.5% in any calendar quarter.

These calculations are adjusted for any share issuances or repurchases during the quarter.

Capital Gains Component

The second part of the Income and Capital Gains Incentive Fee Calculation equals (a) 20.0% of the Corporation’s Incentive Fee Capital Gains (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the year ending December 31, 2010 less (b) the aggregate amount of any previously paid capital gain incentive fees.  “Incentive Fee Capital Gains” equals the sum of (1) the Corporation’s realized capital gains on a cumulative positive basis from the date of the Corporation’s election to become a business development company through the end of each calendar year, (2) all realized capital losses on a cumulative basis, and (3) all unrealized capital depreciation on a cumulative basis.

The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.  The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.  The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.